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                                                                 EXHIBIT 5
                            ARA Services
                           The ARA Tower
                         1101 Market Street
                   Philadelphia, PA  19107-2988
               800-999-8989    Fax:  215-238-3333

DIRECT DIAL NUMBER:   (215) 238-3581
                                            March 24, 1994
The ARA Group, Inc.
The ARA Tower
1101 Market Street
Philadelphia, Pennsylvania 19107

              Re:   The ARA Group, Inc. and ARA Services, Inc.
                    Registration Statement on Form S-3
                    Registration No. 33-52587 and 33-52587-01
                    -------------------------------------------
Ladies and Gentlemen:

     I am Executive Vice President, Secretary and General Counsel of The ARA Group, Inc. and Vice President and Secretary of ARA Services, Inc., both Delaware corporations (the "Companies"), and as such am familiar with the preparation of the above-captioned registration statement on Form S-3, filed by the Companies with the Securities and Exchange
Commission under the Securities Act of 1933, as amended, to register the public offering from time to time of up to $200,000,000 aggregate principal amount of debt securities (the "Securities"). I am familiar with the Indenture
dated as of July   , 1991, between The ARA Group, Inc. and The Bank of New
York, as Trustee and the Indenture dated as of July , 1991 between, the Companies and The Bank of New York, as Trustee which are exhibits to the Companies registration statement on Form S-3, Registration No. 33-41357
(the "Indentures"). The Securities will be issued under indentures substantially in the form of the Indentures (the "New Indentures"). In connection therewith, I have examined such records, documents, statutes and decisions as I have deemed relevant.

     In my opinion, when the New Indentures have been duly executed and delivered by the Companies and the Trustee, and when the respective Boards of Directors of the Companies adopt resolutions approving the terms of an offering, and when the Securities have been duly executed by the Companies and authenticated by the Trustee and delivered to the purchasers thereof against payment of the purchase price therefor, the Securities will be legally issued, valid and binding obligations of the Companies, enforceable against the Companies in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general. The enforceability of the Companies obligations under the Securities are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to all references to me in the Registration Statement.
                               Very truly yours,

                                /s/ Martin W. Spector
                               -----------------------------
                               Martin W. Spector
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